Exhibit 14.1

Consent from Independent Registered Public Accounting Firm

The Board of Directors

China Telecom Corporation Limited:

We consent to the incorporation by reference in the registration statement (No. 333-113181) on Form F-3 of China Telecom Corporation Limited of our report dated March 31, 2005, with respect to the consolidated balance sheets of China Telecom Corporation Limited as of December 31, 2003 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 20-F of China Telecom Corporation Limited.

KPMG

Hong Kong, China

May 24, 2005